EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106146 and 333-109523 on Form S-3 and Nos. 333-106148, 333-106479, 333-124289, 333-132858, 333-142298, 333-159236, 333-165875, 333-167785, 333-173328, 333-177678, 333-180589, 333-180593 and 333-183122 on Form S-8 of Mindspeed Technologies, Inc. and subsidiaries (the “Company”) of our report dated December 11, 2012, relating to the consolidated financial statements and financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s retrospective adoption of new accounting guidance related to the presentation of comprehensive income) appearing in this Annual Report on Form 10-K of Company for the year ended September 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

December 11, 2012